BIOATLA REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

AND HIGHLIGHTS RECENT PROGRESS

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CAB-EpCAM x CAB-CD3 (BA3182) Phase 1 dose-escalation study continues with data readout expected mid-2025; Dose expansion data readout anticipated 1H 2026

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Mecbotamab vedotin (CAB-AXL-ADC) Q2W dosing regimen associated with exceptional overall survival (OS) with 66% and 58% of patients with mKRAS NSCLC alive at a landmark one-year and two-years, respectively, which exceeds the reported standard of care

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Ozuriftamab vedotin (CAB-ROR2-ADC) demonstrated compelling anti-tumor activity in treatment-refractory, metastatic HPV-positive squamous cell carcinoma of the head and neck (SCCHN); a population which is poorly served by EGFR inhibitors

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Cash balance of $49mm at year-end 2024 with recent cost-reduction measures expected to further extend runway beyond key clinical readouts in 1H 2026

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Management to host conference call and webcast today at 4:30 PM Eastern Time

SAN DIEGO, March 27, 2025 – BioAtla, Inc. (Nasdaq: BCAB), a global clinical-stage biotechnology company focused on the development of Conditionally Active Biologic (CAB) antibody therapeutics for the treatment of solid tumors, today announced its financial results for the fourth quarter and full year ended December 31, 2024, and provided highlights on its clinical programs.

“We are encouraged by the differentiated clinical outcomes observed in our evolving CAB platform program datasets,” said Jay M. Short, Ph.D., Chairman, Chief Executive Officer and co-founder of BioAtla, Inc., “In our Phase 1 dose-escalation study evaluating dual conditionally-binding EpCAM and CD3 in the exciting T cell engager space, we continue to observe encouraging results, with multiple patients achieving tumor reduction and tolerating the therapy over many months without progression. Dose escalation continues and we remain on track for this clinical data readout in mid-2025. We are also observing meaningful improvement in our clinical datasets across our CAB platform programs in terms of tumor reduction and overall survival in key unmet need patient populations. As a result, we continue to advance multiple discussions with potential collaborators on our Phase 2 assets, as well as initiate new ones. Finally, we restructured the organization to further reduce costs, extend runway and prioritize new patient recruitment to programs that we believe can provide transformative results for our patients and shareholders alike.”

Key Developments, Operational Updates and Upcoming Milestones

Programs Advancing Internally

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Phase 1/2 dose-escalation for conditionally-binding BA3182 (CAB-EpCAM x CAB-CD3 TCE) (NCT05808634) in heavily pretreated patients with unresectable or metastatic adenocarcinoma
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Phase 1 dose escalation ongoing and on track with data readout mid-2025, given encouraging continued ongoing dose escalation with increasing antitumor activity.

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Observed multiple patients with tumor reduction, including a colorectal cancer patient with stable disease for greater than one year.
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Maximally tolerated dose has not yet been reached.
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Currently dosing QW cohorts with priming dose and a 100 microgram ongoing treatment dose. Two of three patients have cleared this dose level and we anticipate dosing the 300 microgram cohort once the final patient clears the dose-limiting toxicity (DLT) period on April 8th.
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In parallel we are enrolling a priming and intermediate step dose, followed by the 100 microgram ongoing treatment dose.
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Cohort expansion data readout anticipated 1H 2026.
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Phase 2 trial of mecbotamab vedotin (Mec-V), CAB-AXL-ADC (NCT04681131) in NSCLC (median of 3 prior lines of treatment)
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Promising anti-tumor activity among 17 patients whose tumors express mKRAS mutations with multiple confirmed responses at the 1.8 mg/kg Q2W dosing regimen
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Data presented at the European Lung Cancer Congress on March 27, 2025 here
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Q2W dosing regimen associated with exceptional OS and encouraging clinical benefit / risk profile
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66% of patients alive at a landmark of one year; 58% of patients alive at landmark of two years
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Median OS not reached at 35 months from first dose, ongoing
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Responses and preliminary clinical benefit demonstrated across nine different mKRAS variants
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PR observed in a patient who had experienced prior failure of sotorasib
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Patient treated with mec-V + anti-PD-1 antibody remains in CR for >2 years
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Continue to observe a high correlation of AXL and mKRAS expression.
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Generally well-tolerated with and without nivolumab; no new safety signals identified with only 7% discontinuation due to related AEs.
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Potential for a pan mKRAS strategy in NSCLC; currently positioning asset for a future pivotal trial with Phase 2 clinical data readout in 1H26

Phase 2 Programs Planned for Advancement Through Corporate Partnerships

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Phase 2 Trial of ozuriftamab vedotin (Oz-V), CAB-ROR2-ADC (NCT05271604) in treatment-refractory SCCHN (median of 3 prior lines of treatment)
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Oz-V monotherapy continues to deliver responses among patients with 2L+ SCCHN at the 1.8 mg/kg Q2W dosing regimen; ORR, DOR, PFS, and OS data capture ongoing
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Updated data presented at the Mayo Multidisciplinary Head and Neck Cancer Symposium on March 27, 2025 here
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Differentiated anti-tumor activity observed particularly in treatment-refractory and metastatic HPV-positive SCCHN, which is poorly served by EGFR inhibitors (n=11)
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45% ORR (confirmed and unconfirmed); 27% confirmed so far with a DOR >5.3 months with multiple patients remaining on treatment
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100% disease control

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The one patient who achieved a CR continues in complete remission, now at greater than 16 months ongoing
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Oz-V continues to be well-tolerated, consistent with previous reports

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Phase 1 and Phase 2 trials of evalstotug, CAB-CTLA-4 (NCT05180799) across multiple solid tumor types (median of 3 prior lines of treatment)
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Observing compelling anti-tumor activity and a relatively low incidence and severity of immune-mediated adverse events (imAEs) in unresectable and/or metastatic melanoma patients treated with 5 mg/kg evalstotug in combination with PD-1 antibody (n= 7 evaluable)
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Encouraging ORR (71%) and DCR (100%)
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Well-tolerated with 25% grade 3 (no grade 4) imAEs in patients with exposures up to 18 weeks.
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Across multiple tumor types, well-tolerated with 18% grade 3 (no grade 4) imAEs (n = 17) with 5 mg/kg evalstotug in patients with exposures up to 18 weeks.
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Initiated partnering discussions Q1 2025

Corporate Updates

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BioAtla is extending its runway beyond key clinical readouts in 1H 2026 by restructuring and realigning resources, which includes a workforce reduction of over 30%. The Company estimates that it will incur approximately $0.6 million of one-time cash payments related to the workforce reduction, which will mostly be paid in the second quarter.
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The Company intends to retain employees essential for supporting value creation, advancing our priortized internal programs and partnering other clinical assets.

Presentations

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Abstract accepted for poster presentation titled “Exploratory Analysis Showed Increased Overall Survival among Non-Small Cell Lung Cancer (NSCLC) Patients with Mutated KRAS Compared with Wildtype KRAS in a Phase 2 Trial of Mecbotamab Vedotin (CAB-AXL-ADC)” at the European Lung Cancer Congress (ELCC) 2025, posted on March 26th with presentation on March 28th.
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Abstract accepted for poster presentation titled “Ozuriftamab Vedotin (BA3021), a Conditionally Binding ROR2-ADC; Phase 2 experience in Patients with Heavily Pretreated Squamous Cell Carcinoma of the Head and Neck” at the Mayo Multidisciplinary Head and Neck Symposium 2025 on March 27th.
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One abstract accepted for presentation at the American Society of Clinical Oncology (ASCO) 2025, titled:
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“Phase 2 Trial of Ozuriftamab Vedotin (BA3021), a Conditionally Binding ROR2-ADC, in Patients with Heavily Pretreated Squamous Cell Carcinoma of the Head and Neck”

Fourth Quarter and Full Year 2024 Financial Results

Research and development (R&D) expenses were $11.6 million for the quarter ended December 31, 2024 compared to $22.7 million for the same quarter in 2023. The decrease of $11.1 million was due to lower clinical development expenses in 2024 due to lower overall enrollment across our clinical trials due to our program prioritization in 2023. We expect our R&D expenses to continue to decrease overall in the 1H of 2025 due to our recent restructuring and as we complete Phase 2 trials for several indications and focus our ongoing development on our prioritized programs.

General and administrative (G&A) expenses were $4.6 million for the quarter ended December 31, 2024 compared to $5.9 million for the same quarter in 2023. The $1.3 million decrease was primarily due to lower stock based compensation, personnel related costs and D&O insurance premiums.

Net loss for the quarter ended December 31, 2024 was $14.9 million compared to a net loss of $26.9 million for the same quarter in 2023.

Net cash used in operating activities for the full year ended December 31, 2024 was $72.0 million compared to net cash used in operating activities of $104.0 million for the same period in 2023. Cash used for the quarter ended December 31, 2024 was $7.5 million.

Cash and cash equivalents as of December 31, 2024 were $49.0 million, compared to $111.5 million as of December 31, 2023. We expect that cost reductions to be subsequently realized from our realignment of resources and focus on our two internal priority programs will provide the Company with sufficient runway to fund operations and achieve key clinical readouts in the first half of 2026.

Fourth Quarter and Full Year 2024 Conference Call and Webcast Details

The management of BioAtla, Inc. will host a conference call and webcast for the investment community today, March 27, 2025, at 4:30 pm Eastern Time. A live webcast may be accessed here:

https://viavid.webcasts.com/starthere.jsp?ei=1706186&tp_key=5cbe8a8a0e. The conference call can be accessed by dialing toll-free (800) 245-3047 or (203) 518-9765 (international). The passcode for the conference call is BIOATLA.

A replay of the webcast and slides with topline interim clinical data referenced on the call will be available through “Events & Presentations” in the Investors section of the company’s website after the conclusion of the presentation and will be archived on the BioAtla website for one year.

About CAB-EpCAM x CAB-CD3 Bispecific T-cell Engager Antibody

BioAtla is developing BA3182 as a potential anticancer therapy for patients with advanced adenocarcinoma. BA3182 is a (CAB) EpCAM x (CAB) CD3 bispecific T cell engager antibody that contains two binding sites for EpCAM and two binding sites for CD3ε. The binding sites for EpCAM and CD3ε have been designed to bind their respective targets specifically and reversibly under the conditions found in the TME and to have reduced binding outside of the TME. The CAB selective binding to both the CAB EpCAM and CAB CD3ε arms are required to activate the T cell engagement against the tumor, thus enabling the combined selectivity of each CAB binding arm in the bispecific antibody. BioAtla continues to advance the ongoing Phase 1 study to evaluate the safety, pharmacokinetics, and efficacy of BA3182 in advanced adenocarcinoma patients.

About Mecbotamab Vedotin

Mecbotamab vedotin (Mec-V), CAB-AXL-ADC, is a conditionally and reversibly active antibody drug conjugate targeting the receptor tyrosine kinase AXL. This Phase 2 stage clinical asset is targeting multiple solid tumor indications, including mKRAS NSCLC patients who have previously progressed on PD-1/L1, epidermal growth factor receptor or ALK inhibitor therapies.

About Ozuriftamab Vedotin

Ozuriftamab vedotin (Oz-V), CAB-ROR2-ADC, is a conditionally and reversibly active antibody drug conjugate directed against ROR2, a transmembrane receptor tyrosine kinase that is present across many different solid tumors including head and neck, lung, triple-negative breast cancer and melanoma. Overexpression of ROR2, a noncanonical wnt5A signaling receptor, forms a cancer axis that is associated with poor prognosis and resistance to chemo- and immunotherapies. This Phase 2 stage clinical asset is targeting multiple solid tumor indications, including initially the treatment of SCCHN HPV+ and HPV- patients who have previously progressed on PD-1/L1 therapies with or without platinum chemotherapy. The FDA granted Fast Track Designation to ozuriftamab vedotin for the treatment of patients with recurrent or metastatic SCCHN.

About Evalstotug

Evalstotug, is a CAB anti-CTLA-4 antibody that is being developed as an immuno-oncology agent with the goal of delivering efficacy at least comparable to the approved anti-CTLA-4 antibodies, but with lower toxicities due to the CAB's tumor microenvironment (TME)-restricted activity. This is anticipated to enable safer anti-CTLA-4 antibody combination therapies, such as with anti-PD-1 antibody checkpoint inhibitors, and potentially broaden the patient population tolerant to combination therapy and deliver greater efficacy. Like our other CAB candidates, this Phase 2 clinical asset is designed to be conditionally and reversibly active in the TME. Evalstotug is being developed as a potential therapeutic for multiple solid tumor indications that are known to be responsive to CTLA-4 treatment in combination with a PD-1 blocking agent.

About BioAtla®, Inc.
BioAtla is a global clinical-stage biotechnology company with operations in San Diego, California, and in Beijing, China through its contractual relationship with BioDuro-Sundia, a provider of preclinical development services. Utilizing its proprietary CAB platform technology, BioAtla develops novel, reversibly active monoclonal and bispecific antibodies and other protein therapeutic product candidates. CAB product candidates are designed to have more selective targeting, greater efficacy with lower toxicity, and more cost-efficient and predictable manufacturing than traditional antibodies. BioAtla has extensive and worldwide patent coverage for its CAB platform technology and products with greater than 780 active patent matters, more than 500 of which are issued patents. Broad patent coverage in all major markets include methods of making, screening and manufacturing CAB product candidates in a wide range of formats and composition of matter coverage for specific products. BioAtla’s first dual CAB bispecific T-cell engager antibody, BA3182, is currently in Phase 1 development. BA3182 targets EpCAM, which is highly and frequently expressed on many adenocarcinomas while engaging human CD3 expressing T cells. The Company also has two first-in-class CAB programs currently in Phase 2 clinical testing, mecbotamab vedotin, a novel conditionally active AXL-targeted antibody-drug conjugate (CAB-AXL-ADC), and ozuriftamab vedotin, a novel conditionally active ROR2-targeted antibody-drug conjugate (CAB-ROR2-ADC). The Phase 2 stage CAB-CTLA-4 antibody, evalstotug, is a novel CTLA-4 inhibitor designed to reduce systemic toxicity and potentially enable safer combination therapies with checkpoint inhibitors such as anti-PD-1 antibody. To learn more about BioAtla, Inc. visit www.bioatla.com.

Forward-looking Statements
Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "expect," "believe," "will," "may," "should," "estimate," "project," "outlook," "forecast" or other similar words. Examples of forward-looking statements include, among others, statements we make regarding BioAtla’s business plans and prospects and whether our clinical trials will support registration; achievement of milestones; results, progress and timing of our research and development programs and clinical trials; expectations with respect to enrollment and dosing in our clinical trials, plans and expectations regarding future data updates, clinical trials, regulatory meetings and regulatory submissions; the timing of and the ability to establish collaborations or other strategic partnerships for selected assets; the potential regulatory approval path for our product candidates; expectations about the sufficiency of our cash and cash equivalents to fund operations and expectations regarding R&D expenses and cash burn, and expected cost reductions from our workforce reduction. Forward-looking statements are based on BioAtla's current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: factors that raise substantial doubt about our ability to continue as a going concern and that we will need additional funding to continue development of our CAB technology platform and our CAB product candidates; potential delays in clinical and preclinical trials; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, or regulatory approval dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; whether regulatory authorities will be satisfied with the design of and results from the clinical studies or take favorable regulatory actions based on results from the clinical studies; our dependence on the success of our CAB technology platform; our ability to enroll patients in our ongoing and future clinical trials; the successful selection and prioritization of assets to focus development on selected product candidates and indications; our ability to form collaborations and partnerships with third parties and the success of such collaborations and partnerships; our reliance on third parties for the manufacture and supply of our product candidates for clinical trials; our reliance on third parties to conduct our clinical trials and some aspects of our research and preclinical testing; potential adverse impacts due to geopolitical or macroeconomic events outside of our control, including health epidemics or pandemics; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2025 and our other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and BioAtla undertakes no duty to update such information except as required under applicable laws.

Internal Contact:

Richard Waldron

Chief Financial Officer

BioAtla, Inc.

rwaldron@bioatla.com

858.356.8945

External Contact:
Bruce Mackle

LifeSci Advisors, LLC

bmackle@lifesciadvisors.com

BioAtla, Inc.

Unaudited Statements of Operations and Comprehensive Loss

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Collaboration and other revenue	$ —	$ —	$ 11,000	$ —
Operating expenses:
Research and development expense	11,650	22,674	63,095	103,731
General and administrative expense	4,594	5,862	21,848	25,956
Total operating expenses	16,244	28,536	84,943	129,687
Loss from operations	(16,244)	(28,536)	(73,943)	(129,687)
Other income:
Interest income	554	1,638	3,369	6,312
Gain (loss) on warrant liability	807	—	807	—
Other expense	(1)	(27)	(9)	(87)
Total other income	1,360	1,611	4,167	6,225
Net loss and comprehensive loss	$(14,884)	$(26,925)	$(69,776)	$(123,462)

BioAtla, Inc.

Balance Sheet Data

(in thousands)

	December 31, 2024	December 31, 2023
	(unaudited)
Cash and cash equivalents	$49,046	$111,471
Total assets	52,422	119,658
Total current liabilities	14,540	28,344
Total liabilities	38,157	48,986
Total stockholders’ equity	14,265	70,672
Total liabilities and stockholders’ equity	52,422	119,658